EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 17, 2022, relating to the financial statements and financial highlights, which appears in Delaware VIP Global Value Equity (formerly, Delaware Ivy VIP Global Equity Income) Annual Report on Form N-CSR for the year ended December 31, 2021. We also consent to the references to us under the headings “Financial Highlights”, “Custodial and Auditing Services” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
August 1, 2022